Exhibit 4.4

NEITHER THIS WARRANT NOR THE SHARES OF CAPITAL STOCK ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THIS WARRANT.

WARRANT AGREEMENT

To Purchase Shares of Preferred Stock of

BIND Biosciences, Inc.

Dated as of January 10, 2011 (the “Effective Date”)

WHEREAS, BIND Biosciences, Inc., a Delaware corporation (the “Company”), has entered into a Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Technology III, L.P., a Delaware limited partnership (the “Warrantholder”);

WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of Preferred Stock (as defined below) pursuant to this Warrant Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1.	GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to the aggregate number of shares of fully paid and non-assessable shares of the Preferred Stock (as defined below) as is equal to the quotient derived by dividing (a) $600,000 by (b) the Exercise Price (as defined below), at a purchase price per share equal to the Exercise Price. The aggregate number of shares of Preferred Stock that the Warrantholder may initially subscribe for and purchase under this Agreement shall equal the quotient derived by dividing (a) $100,200 by (b) the Exercise Price. If the Company elects to have the Availability Period (as defined in and pursuant to the Loan Agreement) extend through June 30, 2011, then the aggregate number of shares of Preferred Stock that the Warantholder may subscribe for and purchase under this Agreement shall be increased by an amount equal to the quotient derived by dividing (a) $100,200 by (b) the Exercise Price. If the aggregate Advances (as defined in the Loan Agreement) exceed $2,000,000 at any time, then the aggregate number of shares of Preferred Stock that the Warantholder may subscribe for and purchase under this Agreement shall be increased by an amount equal to the quotient derived by dividing (a) $399,600 by (b) the Exercise Price. The number of shares and Exercise Price are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as may be amended and/or restated from time to time.

“Common Stock” means the Company’s common stock, $0.0001 par value per share;

“Exercise Price” means a price equal to the lower of (a) $4.00 per share if this Agreement is exercised for Series C-1 Preferred Stock (as defined below) or (b) the price per share paid in the Equity Financing (as defined below) if this Agreement is exercised for securities sold in the Equity Financing, in each case, subject to adjustment from time to time as provided in this Agreement;

“Initial Public Offering” means the initial underwritten public offering of Common Stock pursuant to a registration statement under the Act, which registration statement for the public offering has been declared effective by the Securities and Exchange Commission (“SEC”);

“Merger Event” means a merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock of another entity.

“Preferred Stock” means the Series C-1 Preferred Stock, $0.0001 par value per share, of the Company (the “Series C-1 Preferred Stock”) and any other stock into or for which the Series C-1 Preferred Stock may be converted or exchanged; provided, that if Warrantholder exercises its right under Section 8(g) of this Agreement to have the class and series of equity securities issued in the Equity Financing (as defined below) issuable upon exercise of this Warrant, then the Preferred Stock shall be of the class and type sold in such financing and any other stock into or for which such Preferred Stock may be converted or exchanged. Upon and after the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Preferred Stock, including, without limitation, the consummation of an Initial Public Offering of the Common Stock in which such a conversion occurs, then from and after the date upon which such outstanding shares are so converted, redeemed or retired, (i) this Warrant shall be exercisable for such number of shares of Common Stock as is equal to the number of shares of Common Stock that each share of Preferred Stock was converted into, multiplied by the number of shares of Preferred Stock subject to this Warrant immediately prior to such conversion, (ii) the Purchase Price shall be the Purchase Price in effect immediately prior to such conversion divided by the number of shares of Common Stock into which each share of Preferred Stock was converted, and (iii) all references to this Warrant to “Preferred Stock” shall thereafter be deemed to refer to “Common Stock.” Notwithstanding the foregoing, in no event shall “Preferred Stock” include any debt security or other evidences of indebtedness of the Company.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Preferred Stock requested to be exercised under this Agreement pursuant to such exercise.

“Rights Agreement” means that certain Third Amended and Restated Investors’ Rights Agreement, between the Company and certain of its stockholders, dated June 14, 2010, as may be amended and/or restated from time to time.

SECTION 2.	TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Preferred Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending upon the later to occur of (i) ten (10) years from the Effective Date; and (ii) five (5) years following the effective date of the registration statement for the Initial Public Offering, if any, that occurs before the tenth anniversary of the Effective Date (the later of (i) and (ii), the “Expiration Date”).

SECTION 3.	EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the Expiration Date, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than five (5) business days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future exercises, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Preferred Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method of exercise, the Company will issue Preferred Stock in accordance with the following formula:

X = Y(A-B) A

Where:	X =	the number of shares of Preferred Stock to be issued to the Warrantholder.

	Y =	the number of shares of Preferred Stock requested to be exercised under this Agreement.

	A =	the fair market value of one (1) share of Preferred Stock at the time of issuance of such shares of Preferred Stock.

	B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:

(i) if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(ii) if the exercise is after, and not in connection with, an Initial Public Offering, then:

(A) if the Common Stock is traded on a securities exchange, then the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; or

(B) if the Common Stock is traded over-the-counter, then the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Preferred Stock shall be the product of (x) the fair market value of Common Stock as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise, provided that in the event that the exercise is in connection with a Merger Event, the fair market value of Preferred Stock shall be deemed to be the per share value received by the holders of the Preferred Stock on an as-converted-to common stock basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares of Preferred Stock purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all Preferred Stock subject hereto, and if the fair market value of one share of the Preferred Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately prior to the Expiration Date. For purposes of such automatic exercise, the fair market value of one share of the Preferred Stock upon such Expiration Date shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4.	RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Series C-1 Preferred Stock to provide for the exercise of the rights to purchase Series C-1 Preferred Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of Common Stock to provide for the conversion of the Series C-1 Preferred Stock available hereunder.

SECTION 5.	NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares, the Company shall make a cash payment therefor in an amount equal to the product of (i) the Exercise Price then in effect multiplied by (ii) the fraction of a share.

SECTION 6.	REGISTRATION RIGHTS; NO OTHER RIGHTS AS STOCKHOLDER.

The Rights Agreement has been amended to provide that the Common Stock into which the Preferred Stock is convertible shall be “Registrable Securities”, and Warrantholder shall have the rights of, and be subject to the obligations of, a “Holder” under the Section 3 of the Rights Agreement. This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Agreement.

SECTION 7.	WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. The Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(e) of this Agreement. The Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.	ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event. If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of capital stock or other securities or cash or other property resulting from such Merger Event that would have been issuable if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and number of shares of Preferred Stock purchasable) shall be applicable in their entirety and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement. In connection with a Merger Event and upon Warrantholder’s written election to the Company at least ten (10) days prior to the effectiveness of such Merger Event, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement, without actually exercising such right, acquiring such shares, and exchanging such shares for such consideration.

(b) Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of the same class or any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall subdivide or combine its Preferred Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Preferred Stock issuable upon exercise of this Agreement shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Preferred Stock issuable upon the exercise of this Agreement shall be proportionately decreased.

(d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the Preferred Stock payable in Preferred Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or

(ii) make any other distribution with respect to Preferred Stock (or stock into which the Preferred Stock is convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Preferred Stock (or other stock for which the Preferred Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e) Antidilution Rights. Additional antidilution rights applicable to the Preferred Stock purchasable hereunder are as set forth in the Charter and shall be applicable with respect to the Preferred Stock issuable hereunder. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Preferred Stock as of the date hereof unless such amendment, modification or waiver applies to all then outstanding shares of Preferred Stock. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Charter.

(f) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities; (ii) the Company shall offer for subscription pro rata to the holders of any class of its Preferred Stock or other convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; (v) the Company shall sell, lease, exclusive license or otherwise transfer all or substantially all of its assets; or (vi) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least ten (10) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, sale, lease, exclusive license or other transfer of all or substantially all assets, dissolution, liquidation or winding up, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least five (5) days’ written notice prior to the effective date of the registration statement therefor.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment. Such written notice shall be given by first class mail, postage prepaid, by reputable overnight courier with all charges prepaid or via electronic transmission, addressed to the Warrantholder at the address for Warrantholder set forth in Section 12(g).

(g) Election. If (i) none of the purchase rights set forth in this Agreement have been previously exercised and (ii) the Initial Public Offering has not been consummated, then at least ten (10) days prior to the consummation of the first private institutional equity financing of the Company generating cash proceeds of at least $5,000,000 after the date hereof (an “Equity Financing”), the Company shall give written notice to the Warrantholder of such Equity Financing (the “Financing Notice”) setting forth a summary of the material terms of such Equity Financing. For the avoidance of doubt, the issuance of securities in connection with a research, collaboration, technology license, development, marketing or other similar agreement or strategic partnership shall not be an Equity Financing. Within three (3) business days following the date of such Financing Notice, the Warrantholder shall deliver written notice to the Company electing to have the class and series of equity securities issued in such Equity Financing (instead of Series C-1 Preferred Stock) be the securities issuable upon exercise of this Warrant. If Warrantholder fails to exercise such right in a timely manner, the rights of Warrantholder under this Section 8(g) shall terminate immediately and the Company shall have no further obligation under this Section 8(g).

SECTION 9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

The Company makes the following representations and warranties to Warrantholder as of the Effective Date.

(a) Reservation of Preferred Stock. The Series C-1 Preferred Stock issuable upon exercise of the Warrantholder’s rights under this Agreement has been duly and validly reserved and, when the Preferred Stock is issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Preferred Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and bylaws currently in effect. The issuance of certificates for shares of Preferred Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Stock and the Common Stock into which it may be converted, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (1) does not violate the Charter or current bylaws; (2)

does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. All issued and outstanding shares of Common Stock, Series C-1 Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of securities were issued in full compliance with all federal and state securities laws. In addition, as of January 4, 2011:

(i) The authorized capital of the Company consists of (A) 25,150,000 shares of Common Stock, of which 6,086,081 shares are issued and outstanding, (B) 2,461,600 shares of Series A Preferred Stock, of which 2,461,600 shares are issued and outstanding and are convertible into 2,461,600 shares of Common Stock, (C) 6,458,000 shares of Series B Preferred Stock, of which 6,450,000 shares are issued and outstanding and are convertible into 6,450,000 shares of Common Stock, (D) 3,520,000 shares of Series C Preferred Stock, of which 3,520,000 shares are issued and outstanding and are convertible into 3,520,000 shares of Common Stock, and (E) 3,255,238 shares of Series C-1 Preferred Stock, of which 3,105,238 shares are issued and outstanding and are convertible into 3,105,238 shares of Common Stock.

(ii) The Company has reserved 5,000,000 shares of Common Stock for issuance under its 2006 Stock Incentive Plan, under which options to purchase an aggregate of 2,538,002 shares of Common Stock are outstanding. Other than under the 2006 Stock Incentive Plan, a warrant to purchase an aggregate of 8,000 shares of Series B Preferred Stock and the preferred stock described in clause (i) above, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company.

(iii) Except as set forth in the Rights Agreement, no stockholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock.

(e) Other Commitments to Register Securities. Except as set forth in this Agreement and the Rights Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(f) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations set forth in Section 10, the issuance of the Preferred Stock upon exercise of this Agreement, and the issuance of the Common Stock upon conversion of the Preferred Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act and (ii) the qualification requirements of the applicable state securities laws.

(g) Compliance with Rule 144. If the Warrantholder proposes to sell Preferred Stock issuable upon the exercise of this Agreement, or the Common Stock into which it is convertible, in compliance with Rule 144 promulgated by the SEC, then, upon the Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten (10) days after receipt of such request, a written statement indicating whether the Company is in compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(h) Information Rights. During the term of this Warrant, the Company shall furnish to the Warrantholder the reports that it furnishes to the Major Stockholders (as defined in the Rights Agreement) pursuant to Section 1.1 of the Rights Agreement.

SECTION 10.	REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. This Agreement and the Preferred Stock issuable upon exercise of the Warrantholder’s rights contained herein are and will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Private Issue. The Warrantholder understands (i) that the Preferred Stock issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Preferred Stock pursuant to this Agreement or (ii) the Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Preferred Stock or (B) Preferred Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f) Market “Stand-off” Agreement. Warrantholder agrees, if requested by the Company, (a) not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, this Warrant, the Preferred Stock or other shares of capital stock issuable upon exercise of this Warrant (or the conversion of any such shares), or any other securities of the Company or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of this Warrant, the Preferred Stock or other shares of capital stock issuable upon exercise of this Warrant (or the conversion of any such shares), or any other securities of the Company (excluding securities acquired in the Initial Public Offering or in the public market after the Initial Public Offering), whether any transaction described in clause (i) or (ii) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of the registration statement relating to the Initial Public Offering with the SEC and ending 180 days after the date of the final prospectus relating to the Initial Public Offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the National Association of Securities Dealers, Inc. or any similar successor provision) and (b) to execute any agreement reflecting clause (a) above as may be requested by the Company or the managing underwriters of the Initial Public Offering. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such securities until the end of such lock-up period and may cause such securities to bear a legend setting forth such restriction until the end of such lock-up period. The underwriters for the Initial Public Offering are intended third party beneficiaries of this Section 10(f) and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto. This Section 10(f) shall be effective only if all of the officers, directors, and holders of more than 5% of the Company’s Preferred Stock are bound by the same provisions.

SECTION 11.	TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole and not in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”) at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding the foregoing, this Agreement shall not be transferable to any competitor of the Company prior to the Initial Public Offering (as determined in good faith by the Board of Directors of the Company).

SECTION 12.	MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company and the Warrantholder.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the non-defaulting party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party expressly agrees that it shall not oppose an application by the other party or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining a party from continuing to commit any such breach of this Agreement.

(c) Additional Documents. The Company, upon execution of this Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in Sections 9(a) through 9(d) and 9(f).

(d) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(d), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile, electronic transmission or hand delivery if such transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

Hercules Technology III, L.P.

Legal Department

Attention: Chief Legal Officer and Manuel Henriquez

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

Email: pshah@herculestech.com

If to the Company:

BIND BIOSCIENCES, INC.

64 Sidney Street

Cambridge, MA 02139

Attention: Chief Financial Officer

Facsimile: 617-491-0351

Telephone: 617-491-3400

Email: afranz@bindbio.com

With a copy to:

WilmerHale

60 State Street

Boston, MA 02109

Attention: Peter Handrinos

Facsimile: 617-526-5000

Telephone: 617-526-6158

Email: peter.handrinos@wilmerhale.com

or to such other address as each party may designate for itself by like notice, provided that any notice delivered to Warrantholder or Company shall be valid notwithstanding the failure to deliver a copy of such notice to any other person or entity.

(g) Entire Agreement; Amendments. This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by a written instrument executed by each of the parties hereto.

(h) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(j) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(k) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(l) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(m) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in Santa Clara County, State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

(n) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(o) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(p) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder or Company by reason of the other’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrrantholder and Company, as applicable. If Warrantholder or Company institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that the instituting entity has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	BIND BIOSCIENCES, INC.

	By:	/s/ Andrea Franz

	Title:	Chief Financial Officer

WARRANTHOLDER:	HERCULES TECHNOLOGY III, L.P.,
a Delaware limited partnership
By: Hercules Technology SBIC Management, LLC, its General Partner
By: Hercules Technology Growth Capital, Inc., its Manager

	By:	/s/ Ben Bang

	Title:	Senior Counsel

EXHIBIT I

NOTICE OF EXERCISE

To:	BIND Biosciences, Inc.

(1)	The undersigned Warrantholder hereby elects to purchase [ ] shares of the Series [ ] Preferred Stock of [ ], pursuant to the terms of the Agreement dated the [ ] day of [ , ] (the “Agreement”) between [ ] and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Series [ ] Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership By: Hercules Technology SBIC Management, LLC, its General Partner By: Hercules Technology Growth Capital, Inc., its Manager

By:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned [                                        ], hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology III, L.P. to purchase [            ] shares of the Series [    ] Preferred Stock of [                        ], pursuant to the terms of the Agreement, and further acknowledges that [            ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	BIND BIOSCIENCES, INC.

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Warrantholder’s Signature:

Warrantholder’s Address: